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February 2, 1999

PRIVATE & CONFIDENTIAL
Douglas S. Zorn
NHancement Technologies Inc.
39420 Liberty Street
Suite 250
Fremont, CA 94538


Dear Mr. Zorn:

     We are writing this letter to confirm our agreement ("Agreement") that JWGenesis Capital Markets, LLC ("JWGenesis") is exclusively authorized to represent NHancement Technologies Inc. and its affiliates and related entities (collectively, the "Company") and to assist the Company as its exclusive financial advisor in connection with the possible sale of the Company or any of its assets, business or equity, debt or other securities or any other business combination. This authorization covers such a sale by means of any merger, consolidation, recapitalization, business combination, exchange offer or purchase or sale of securities or assets. Also covered by this authorization is any other transaction resulting in a change of control of the Company or its assets, securities or business. For the purposes of this Agreement, any of the foregoing shall constitute a "Transaction."

     This Agreement shall become effective upon the execution hereof by the Company and JWGenesis, and the term of this Agreement and the exclusive appointment provided for herein (the "Term") shall end on the first anniversary of the date of such execution by the Company. The Company agrees to use reasonable efforts to effect a Transaction acceptable to it during the term.

     I.   PERFORMANCE OF SERVICES

     Under this Agreement, JWGenesis will work with the Company and use reasonable efforts to attempt to consummate a satisfactory Transaction, subject to a final review (prior to marketing the Company and or its securities) by JWGenesis and the Company which concludes that the Transaction being considered is financially feasible, including the following services as reasonably requested by the Company:

1. Provide corporate finance professionals as reasonably required to assist in this engagement.

2. Advise and assist the Company in estimating a fair market value for the Company and identifying and screening potential acquirers or merger candidates.


3. Discuss and evaluate with the Company various alternative marketing strategies and advise on how to structure and implement a Transaction designed to further the Company's stated objectives.

4. Assist the Company in preparing a descriptive memorandum of the Company, if appropriate, for use in discussions with potential acquirers or merger candidates.

5. Submit the names of potential acquirers or merger candidates to the Company for the purpose of establishing which potential acquirers or merger candidates should be approached.

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6.   Contact acceptable potential acquirers and merger candidates and establish and attend exploratory meetings, when appropriate.

7. Develop judgments as to the relative values and financial implications to the Company of any proposed Transactions, and then, in consultation with the Company and legal, accounting and/or tax advisors, advise the Company on appropriate negotiating strategies and, to the extent deemed appropriate, assist and/or direct negotiations leading to a conclusion of the proposed Transaction.

8.   Assist the Company in evaluating various financing alternatives.

     II.  COMPENSATION OF SERVICES

A. In partial payment for its services hereunder, JWGenesis shall receive from the Company a nonrefundable $25,000 performance fee within 45 days from the execution date of this agreement, payable upon the execution hereof which paid amount shall be credited in full against the initial Transaction Fee (as hereinafter defined) payable hereunder.

B. In addition, the Company shall issue to JWGenesis upon the execution hereof 300,000 warrants pursuant to Appendix B hereto.

C. If any Transaction is consummated during the Term or within twelve (12) months after the end of the Term with a party introduced to the Company by JWGenesis or contacted by JWGenesis or the Company during the Term, the Company shall pay JWGenesis in cash at the closing of each such Transaction, a transaction fee ("Transaction Fee") equal to the sum of: (i) ten percent (10%) if equity (five percent (5%) if merger or acquisition) of the first ten million dollars of the aggregate consideration of a Transaction (the "Aggregate Consideration"); (ii) seven percent (7%) if equity (three and a half percent (3.5%) if merger or acquisition) of the next ten million dollars of the Aggregate Consideration; (iii) five percent (5%) if equity (two and a half percent (2.5%) if merger or acquisition) of the next ten million dollars of the Aggregate Consideration; and (iv) four percent (4%) if equity (two percent (2%) if merger or acquisition) of the balance of the Aggregate Consideration, subject to a minimum Transaction Fee of $500,000 on each completed Transaction. Aggregate Consideration is defined and computed as follows:

     1. The total sale proceeds and other consideration received by (i) the Company, (ii) participants in the Company's phantom or other equity plans, (iii) recipients of a share of the Transaction proceeds or similar incentive arrangements and/or (iv) holders of the Company's stock, options, warrants and convertible securities ((i), (ii), (iii) and (iv) collectively being defined as the "Stakeholders") upon the consummation of any Transaction (including payments made in installments, paid into escrow and/or deferred), inclusive of cash, debt and equity securities, notes, property, shareholder payables and indebtedness assumed or retired, agreements not to compete, consulting agreements and unusual employment contracts, plus the total value of any interest-bearing liabilities and long-term liabilities assumed or retired, the net value of any current assets not sold in an assets Transaction, the aggregate amount of any dividends (except regular dividends paid in conformity with past practice) or other distributions paid by the Company to the Stakeholders after the date hereof and the imputed value of any stock retained by the Stakeholders in a sale, recapitalization, leveraged buyout or similar transaction.

     2. If a portion of such consideration includes contingent payments, Aggregate Consideration shall also include the value of such payments; provided that if the Company and JWGenesis cannot in good faith agree on such value, then the portion of the Transaction Fee attributable to such contingent payments

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shall be paid as such payments are received by Stakeholders.  If the
Aggregate Consideration for the Transaction consists in whole or in part of securities or other property, for the purposes of calculating the amount of Aggregate Consideration, the value of such securities or other property will be the value thereof on the day preceding the consummation of the Transaction as the Company and JWGenesis agree, provided, however, that in the case of securities for which there is a public trading market, the value will be determined by the average last sales prices for such securities for the last twenty trading days prior to such consummation or the average used for calculating the merger consideration value, if used. In the case of debt securities for which there is no public trading market, the value thereof shall be the principal amount thereof. If there is no public trading market for securities or other property other than debt securities received or receivable as part of Aggregate Consideration and the parties are unable to agree on their value, then each of JWGenesis and the Company will select an investment banking firm respected in the merger and acquisition field to determine a value and the midpoint between the two values established by the two independent experts will be the fair market value for the purposes hereof.

D. If the Company and/or its shareholders receive a bona fide Transaction proposal and the proposal is accepted by the Company from one or more third parties with Aggregate Consideration with a value of at least five million dollars, or the Company and/or its shareholders enter into a letter of intent or other agreement with one or more third parties with respect to a Transaction, and (except due to a breach by or failure of condition under the control of each such third party) no Transaction is consummated by the earlier to occur of the dates set forth in clauses (i) or (ii) of this paragraph D whereby JWGenesis is paid a Transaction Fee by the Company, then the Company shall pay JWGenesis an additional performance fee (the "Seller's Remorse Fee") of $250,000 at the earlier of (i) twelve months after the Term of this Agreement or (ii) when the Company has ceased using reasonable efforts to consummate a Transaction.

E. The Company agrees to reimburse JWGenesis for all reasonable out-of-pocket expenses incurred in carrying out the terms of this Agreement, including telephone, travel, facsimile, courier and computer time charges, attorneys' fees and disbursements and sales, use and similar taxes. Such reimbursable expenses shall not exceed $25,000 without the Company's approval, provided, however, that such limitation shall not apply to Appendix
A. These out-of-pocket expenses will be payable from time to time upon invoicing by JWGenesis at any time after the commencement of this Agreement.

F. The provisions of this section II shall survive the termination and expiration of this Agreement.

     III. INDEMNIFICATION

     The Company and JWGenesis hereby agree to the terms and conditions of the Indemnification Agreement attached hereto as Appendix A with the same force and effect and as if the terms and conditions were set forth at length herein.

     IV.  COORDINATION OF EFFORTS AND EXCLUSIVITY

     In order to coordinate the efforts of both JWGenesis and the Company, and to maximize the possibility of completing a satisfactory Transaction during the term of this Agreement, JWGenesis shall have the exclusive authority to initiate discussions with potential acquirers. In the event the Company, its directors, officers, employees or shareholders receive any inquiries or conduct any discussions concerning the availability of the Company for purchase, such inquiries and discussions shall be promptly referred to JWGenesis.

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     V.   DISCLOSURE

     Any financial or other advice, descriptive memoranda or other documentation rendered by JWGenesis pursuant to this Agreement may not be disclosed publicly or to any third party in any manner without the prior written approval of JWGenesis. All non-public information provided by the Company to JWGenesis will be considered as confidential information and shall be maintained as such by JWGenesis, except as required by law or as required to enable JWGenesis to perform its services pursuant to this Agreement, until the same becomes known to third parties or the public without release thereof by JWGenesis. The provisions of this paragraph shall survive the termination and expiration of this Agreement.

     The Company agrees to provide to JWGenesis, among other things, all reasonable information requested or required by JWGenesis or a potential acquirer, including, but not limited to, information concerning historical and projected financial results and possible and known litigious, environmental and other contingent liabilities of the Company. The Company also agrees to make available to JWGenesis such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as JWGenesis may reasonably request. The Company will promptly advise JWGenesis of any material changes in its business, finances or shareholdings. The Company represents that all information made available to JWGenesis by the Company, including, without limiting the generality of the foregoing, any descriptive memorandum or other information materials prepared by or approved by the Company, will be complete and correct in all material respects and will not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. In rendering its services hereunder, JWGenesis will be using and relying primarily on such information without independent verification thereof or independent appraisal of any of the Company's assets. JWGenesis does not assume responsibility for the accuracy or completeness of the information to which reference is made above.

     The Company authorizes JWGenesis to make public notice in the form of a "tombstone," at JWGenesis' expense, of any Transaction concluded under this Agreement.

     VI.  OBLIGATIONS OF JWGENESIS SOLELY TO THE COMPANY

     The services herein provided are to be rendered solely to the Board of Directors of the Company. They are not being rendered by JWGenesis as a fiduciary of the shareholders of the Company and JWGenesis shall not have any liability or obligation with respect to its services hereunder to such shareholders or any other person, firm or corporation.

     VII. ENTIRE AGREEMENT, GOVERNING LAWS AND JURISDICTION, ETC.

     This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements between the parties. This Agreement cannot be terminated or changed, nor can any of its provisions be waived, except by written agreement signed by all parties hereto. This Agreement shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the undersigned shareholders and JWGenesis.

     This Agreement shall be governed by and construed to be in accordance with the laws of the State of New York applicable to contracts made and to be performed solely in such state by citizens thereof. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the

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federal courts sitting in the Southern District of New York, and the Company
hereby agrees that service of process upon it by registered or certified mail at its address set forth above shall be deemed adequate and lawful. The parties hereto shall deliver notices to each other by personal delivery or by registered or certified mail (return receipt requested) at the addresses set forth above.

     VIII. ACCEPTANCE

     Please confirm that the foregoing is in accordance with your understanding by signing upon behalf of the Company and returning an executed copy of this Agreement, with an acknowledgment check for $25,000 drawn in favor of "JWGenesis Capital Markets, LLC," will be sent in 45 days, whereupon after execution by JWGenesis it shall become a binding agreement among the Company, JWGenesis and the Company's shareholders. A telecopy of a signed original of this Agreement shall be sufficient to bind the parties whose signatures appear hereon.

                    Very truly yours,

                    JWGENESIS CAPITAL MARKETS, LLC

                    By:  /s/ Jeffrey H. Lehman
                         -------------------------------
                         Jeffrey H. Lehman
                         Director of Corporate Finance

ACCEPTED AND AGREED TO:

NHANCEMENT TECHNOLOGIES INC. AND
ITS AFFILIATES AND RELATED ENTITIES

By:   /s/ Douglas S. Zorn
      -----------------------------------------
      Douglas S. Zorn
      CEO, President and CFO

Date:    February 2, 1999
      -----------------------------------------

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                                     APPENDIX A

                             INDEMNIFICATION AGREEMENT


     Appendix A to the letter engagement agreement (the "Agreement") dated January 8, 1999 by and among Nhancement Technologies and its affiliates and related entities (collectively, the "Company"), JWGenesis Capital Markets, LLC ("JWGenesis") and the Company's shareholders.

     The Company agrees to indemnify and hold JWGenesis and its current and future affiliates, control persons, directors, officers, employees and agents (each an "Indemnified Person") harmless from and against all losses, claims, damages, liabilities, costs or expenses, including those resulting from any threatened or pending investigation, action, proceeding or dispute whether or not JWGenesis or any such other Indemnified Person is a party to such investigation, action, proceeding or dispute, arising out of JWGenesis' entering into or performing services under this Agreement or arising out of any matter referred to in this Agreement. This indemnity shall also include JWGenesis' and/or any such other Indemnified Person's reasonable attorneys' and accountants' fees and out-of-pocket expenses incurred in, and the cost of JWGenesis personnel whose time is spent in connection with, such investigations, actions, proceedings or disputes which fees, expenses and costs shall be periodically reimbursed to JWGenesis and/or to any such other Indemnified Person by the Company as they are incurred; provided, however, that the indemnity herein set forth shall not apply where a court of competent jurisdiction has made a final determination that JWGenesis acted in a grossly negligent manner or engaged in willful misconduct in the performance of its services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination the indemnification and reimbursement provisions hereinabove set forth shall apply and the Company shall perform its obligations hereunder to reimburse JWGenesis and/or each such other Indemnified Person periodically for its, his or their fees, expenses and costs as they are incurred). The Company also agrees that neither JWGenesis nor any other Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with any act or omission to act by JWGenesis as a result of its engagement under this Agreement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that is found in a final determination by a court of competent jurisdiction to have resulted from JWGenesis' gross negligence or willful misconduct.

     If for any reason, the foregoing indemnification is unavailable to JWGenesis or any such other Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by JWGenesis or any such other Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and JWGenesis or any such other Indemnified Person on the other hand, but also the relative fault of the Company and JWGenesis or any such other Indemnified Person, as well as any relevant equitable considerations; provided that in no event will the aggregate contribution by JWGenesis and any such other Indemnified Person hereunder exceed the amount of fees actually received by JWGenesis pursuant to this Agreement. The reimbursement, indemnity and contribution obligations of the Company hereinabove set forth shall be in addition to any liability which the Company may otherwise have and these obligations and the other provisions hereinabove set forth shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, JWGenesis and any other Indemnified Person.

     The terms and conditions hereinabove set forth in this Appendix A shall survive the termination and expiration of this Agreement and shall continue indefinitely thereafter.

NHANCEMENT TECHNOLOGIES                  JWGENESIS CAPITAL MARKETS, LLC
AND ITS AFFILIATES AND RELATED ENTITIES


By:  /s/ Douglas S. Zorn                 By: /s/ Jeffrey H. Lehman
    ------------------------------------    ----------------------------------
    Douglas S. Zorn, CEO and President      Jeffrey H. Lehman, Director of
                                            Corporate Finance